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                                                                  Exhibit (d)5.5
                                LETTER AGREEMENT

Frank Russell Investment Management Company
P.O. Box 1591
Tacoma, WA  98401-1591

Dear Sirs:

This Letter Agreement relates to the Administrative Agreement between Frank Russell Investment Company and Frank Russell Investment Management Company dated December 1, 1998 ("Administrative Agreement"). Frank Russell Investment Company advises you that it is creating one new fund to be named the Russell Multi-Manager Principal Protected Fund (the "Fund") and that the Fund desires Frank Russell Investment Management Company to provide administrative services to the Fund pursuant to the terms and conditions of the Administrative Agreement. Section 6A of the Administrative Agreement is hereby amended to include the Fund, with an annual administrative fee of 0.05% of average daily net assets of the Russell Multi-Manager Principal Protected Fund, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Administrative Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY


By:___________________________
   Mark E. Swanson
   Treasurer

Accepted this ____ day of ________, 2002

FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY


By:___________________________
   Leonard P. Brennan
   President